Exhibit 99.1

CONTACT:	Jeff Schweitzer UNIVEST CORPORATION OF PENNSYLVANIA Chief Financial Officer 215-721-2458, schweitzerj@univest.net
FOR IMMEDIATE RELEASE
UNIVEST CORPORATION OF PENNSYLVANIA — UNIVEST NATIONAL
BANK AND TRUST CO. — REPORTS THIRD QUARTER EARNINGS
SOUDERTON, Pa., October 28, 2009 — Univest Corporation of Pennsylvania (NASDAQ: UVSP), parent company of Univest National Bank and Trust Co. of Souderton, Pa., today announced financial results for the third quarter ended September 30, 2009. Univest reported net income of $2.8 million or $0.19 diluted earnings per share for the quarter ended September 30, 2009, compared to net income of $4.2 million or $0.33 diluted earnings per share for the quarter ended September 30, 2008.
For the nine months ended September 30, 2009, Univest reported net income of $9.3 million or $0.68 diluted earnings per share compared to net income of $16.8 million or $1.30 diluted earnings per share reported for the nine months ended September 30, 2008. The decrease year over year is primarily due to an increase in the provision for loan and lease losses of $7.1 million, increased FDIC insurance expense of $2.3 million, along with death benefit claims on bank owned life insurance policies in the prior year of $1.9 million.
During the quarter ended September 30, 2009, Univest successfully completed a follow-on public offering of 3,392,500 shares of its common stock. The net proceeds from the offering to Univest were approximately $55.6 million. Univest continues to remain well-capitalized with total risk-based capital equaling 15.47% at September 30, 2009, well in excess of the regulatory minimum for well-capitalized status.
Net Interest Income and Margin
Net interest income increased $830 thousand or 5.03% in the third quarter of 2009 from the third quarter of 2008. The result is from the growth in average interest earning assets of $69.6 million or 3.8% combined with a decrease in the cost of interest-bearing liabilities.

The net interest margin on a tax-equivalent basis for the third quarter of 2009 increased 5 basis points to 3.82% compared to 3.77% for the third quarter of 2008. The increase in the net interest margin can be attributed to increased loan volume and declines in the cost of interest-bearing liabilities exceeding the declines in yields on total interest-earning assets.
Net interest income increased $1.9 million or 3.96% for the nine months ended September 30, 2009 compared to the nine months ended September 30, 2008. The net interest margin on a tax equivalent basis for the nine months ended September 30, 2009 increased 9 basis points to 3.82% compared to 3.73% for the comparable period in the prior year. The increases in net interest income and net interest margin are primarily due to increased loan volume and declines in the cost of interest-bearing liabilities exceeding the declines in yields on total interest earning assets. Average loans increased $68.0 million or 4.9% year over year, which was driven by an increase in average commercial loans of $92.6 million or 9.1%.
Non-Interest Income
Total non-interest income increased for the quarter ended September 30, 2009 compared to the quarter ended September 30, 2008. For the quarter ended September 30, 2009, Univest reported total non-interest income of $7.1 million compared to $5.6 million for the comparable period in the prior year. This increase is primarily due to increased mortgage banking revenue of $360 thousand for the quarter ended September 30, 2009 compared to the same period in the prior year and increased revenues from the acquisitions of Trollinger Consulting Group and Liberty Benefits, Inc. at the end of 2008. Additionally, Univest recorded an other-than-temporary impairment charge on certain bank equity securities in the third quarter of 2008 of $693 thousand compared to a charge of $47 thousand in the third quarter of 2009.
Total non-interest income for the nine months ended September 30, 2009 decreased slightly compared to the corresponding period in the prior year. This decline is due to $1.9 million of revenue from death benefit claims on bank owned life insurance in the prior year and other than temporary impairment on bank equity securities of $1.4 million recorded during the nine months ended September 30, 2009 compared to $928 thousand recorded during the nine months ended September 30, 2008. Excluding these items, total non-interest income increased $2.2 million compared to the same period in the prior year primarily due to increased mortgage banking revenue of $1.5 million along with increased revenues from the acquisitions of Trollinger Consulting Group and Liberty Benefits, Inc.

Non-Interest Expense
Non-interest expense for the third quarter of 2009 increased $1.9 million, or 13.9%, primarily due to higher FDIC insurance costs, salaries and employee benefits expense. FDIC insurance costs increased $343 thousand quarter over quarter primarily due to premium increases affecting all financial institutions. Salary and employee benefits expenses increased primarily due to increased pension costs, normal merit increases and increased headcount due to the acquisitions of Trollinger Consulting Group and Liberty Benefits, Inc along with increased staff from our mortgage banking initiative launched in the fourth quarter of 2008.
Non-interest expense for the nine months ended September 30, 2009 increased $5.5 million, or 13.0%, primarily due to higher FDIC insurance costs, salaries and employee benefits expense. FDIC insurance costs increased $2.3 million year over year, which includes the special assessment levied on all banks in the second quarter of 2009 which cost Univest $947 thousand. Salaries and employee benefits expense increased $3.5 million primarily due to increased pension expenses of $822 thousand along with normal merit increases combined with increased headcount from the acquisitions completed at the end of the year along with our recent mortgage banking initiatives.
Credit Quality and Provision for Loan and Lease Losses
Nonaccrual loans and leases were $33.1 million at September 30, 2009 compared to $5.0 million at December 31, 2008 and $7.9 million at September 30, 2008. Nonperforming loans and leases as a percentage of total loans and leases equaled 2.55% at September 30, 2009 compared to 0.75% at June 30, 2009 and 0.45% at December 31, 2008 and 0.69% at September 30, 2008. The increase from year-end is primarily due to an increase in non-accrual loans of $28.1 million and an increase in restructured loans of $2.8 million. This increase is primarily due to two credits which went on non-accrual during the third quarter of 2009. One credit is a Shared National Credit to a continuing care retirement community in which Univest participates. The parent company of the community has come under financial difficulty and as a result, the parent company and all communities recently declared bankruptcy. The credit has $7.4 million outstanding at September 30, 2009. The second credit is for four separate facilities to a local commercial real estate developer/home builder which aggregate $16.6 million at September 30, 2009. Univest will continue to closely monitor these credits and may have to provide additional reserve in future quarters related to these credits. Net loan and lease charge-offs for the nine months ended September 30, 2009 were $4.6 million or 0.42% of average loans and leases compared to $4.5 million or 0.43% for the nine months ended September 30, 2008. The provision for loan and lease losses was $5.9 million for the third quarter of 2009 compared to $3.0 million for the corresponding quarter in the prior year. For the nine months ended September 30, 2009, the provision for loan and lease losses was $13.4 million compared to $6.3 million in the prior year. The increase in the provision is due to the migration of loans to higher-risk ratings as a result of deterioration of underlying collateral and economic factors. As a result of the increased provision, the allowance for loan and leases as a percentage of total loans and leases increased to 1.51% at September 30, 2009 from 1.29% at June 30, 2009 and 0.90% at December 31, 2008. The allowance for loan and leases losses to nonperforming loans and leases equaled 59.35% at September 30, 2009 which decreased from 172.30% at June 30, 2009 primarily due to the addition to non-accrual status of the two credits discussed above.

On October 1, 2009, Univest Corporation paid a quarterly cash dividend of $0.20 per share.
About Univest Corporation
Headquartered in Souderton, Pa., Univest Corporation of Pennsylvania (www.univest.net) and its subsidiaries serve the financial needs of residents, businesses, and nonprofit organizations in Bucks, Chester, Montgomery and Lehigh counties. Univest National Bank and Trust Co., member FDIC and Equal Housing Lender, offers customers 32 financial service centers, 12 retirement financial services centers, and 38 ATM locations throughout the region, and is the parent company of Univest Capital, Inc., a small ticket commercial finance business; Univest Insurance, Inc., an independent insurance agency headquartered in Lansdale, Pa., which serves commercial and personal customers; and Univest Investments, Inc., Member FINRA and SIPC, a full-service broker-dealer and investment advisory firm. For more information on Univest Corporation of Pennsylvania and its subsidiaries, please visit www.univest.net.
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This press release of Univest Corporation and the reports Univest Corporation files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of Univest Corporation. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Univest Corporation’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce net interest margins; (3) changes in prepayment speeds, loan sale volumes, charge-offs and loan loss provisions; (4) general economic conditions; (5) legislative or regulatory changes that may adversely affect the businesses in which Univest Corporation is engaged; (6) technological issues which may adversely affect Univest Corporation’s financial operations or customers; (7) changes in the securities markets or (8) risk factors mentioned in the reports and registration statements Univest Corporation files with the Securities and Exchange Commission. Univest Corporation undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

Univest Corporation of Pennsylvania
Consolidated Selected Financial Data
9/30/2009
(Dollars in thousands)

Balance Sheet (Period End)	09/30/09	06/30/09	03/31/09	12/31/08	09/30/08
Assets	$2,117,849	$2,086,821	$2,065,901	$2,084,797	$2,046,390
Securities	472,491	425,774	410,357	432,266	406,965
Loans held for sale	1,439	1,119	5,072	544	—
Loans and leases, gross	1,451,128	1,464,886	1,450,420	1,449,892	1,441,899
Allowance for loan and lease losses	21,945	18,824	14,720	13,118	14,954
Loans and leases, net	1,429,183	1,446,062	1,435,700	1,436,774	1,426,945
Total deposits	1,536,903	1,565,076	1,573,052	1,527,328	1,507,527
Non-interest bearing deposits	226,395	222,877	218,148	221,863	226,606
NOW, Money Market and Savings	812,122	833,825	819,659	795,495	783,830
Time deposits	498,386	508,374	535,245	509,970	497,091
Borrowings	267,821	265,457	245,962	312,736	304,368
Shareholders’ equity	268,052	208,358	206,238	203,207	204,251

	For the three months ended,					For the nine months ended
Balance Sheet (Average)	09/30/09	06/30/09	03/31/09	12/31/08	09/30/08	09/30/09	09/30/08
Assets	$2,098,964	$2,077,565	$2,059,965	$2,028,900	$2,020,537	$2,078,899	$2,023,725
Securities	447,925	413,142	419,995	403,783	412,271	427,123	434,544
Loans and leases, gross	1,456,446	1,471,231	1,446,095	1,437,721	1,422,774	1,457,961	1,389,965
Deposits	1,547,436	1,560,317	1,555,964	1,523,964	1,503,402	1,554,542	1,542,892
Shareholders’ equity	240,267	208,321	204,544	205,384	205,062	217,841	203,662

Asset Quality Data (Period End)	09/30/09	06/30/09	03/31/09	12/31/08	09/30/08
Nonaccrual loans and leases	$33,116	$5,762	$3,675	$5,029	$7,871
Accruing loans and leases 90 days or more past due	644	1,839	2,109	1,145	1,578
Troubled debt restructured	3,216	3,324	747	380	563
Other real estate owned	3,330	2,812	2,824	346	346
Nonperforming assets	40,306	13,737	9,355	6,900	10,358
Allowance for loan and lease losses	21,945	18,824	14,720	13,118	14,954
Nonperforming loans and leases / Loans and leases	2.55%	0.75%	0.45%	0.45%	0.69%
Allowance for loan and lease losses / Loans and leases	1.51%	1.29%	1.01%	0.90%	1.04%
Allowance for loan and lease losses / Nonperforming loans	59.35%	172.30%	225.39%	200.15%	149.36%

	For the three months ended,					For the nine months ended
	09/30/09	06/30/09	03/31/09	12/31/08	09/30/08	09/30/09	09/30/08
Net loan and lease charge-offs	$2,807	$1,249	$554	$4,263	$1,804	$4,610	$4,474
Net loan and lease charge-offs (annualized)/Average loans and leases	0.76%	0.34%	0.16%	1.18%	0.50%	0.42%	0.43%

Univest Corporation of Pennsylvania
Consolidated Selected Financial Data
September 30, 2009
(Dollars in thousands, except per share data)

	For the three months ended,					For the nine months ended
For the period:	09/30/09	06/30/09	03/31/09	12/31/08	09/30/08	09/30/09	09/30/08
Interest income	$24,244	$24,529	$24,402	$26,455	$26,661	$73,175	$81,602
Interest expense	6,901	7,356	8,057	9,630	10,148	22,314	32,680

Net interest income	17,343	17,173	16,345	16,825	16,513	50,861	48,922
Provision for loan and lease losses	5,928	5,353	2,156	2,427	3,046	13,437	6,342

Net interest income after provision	11,415	11,820	14,189	14,398	13,467	37,424	42,580
Noninterest income:
Trust fee income	1,325	1,325	1,425	1,171	1,578	4,075	4,833
Service charges on deposit accounts	1,745	1,692	1,613	1,723	1,719	5,050	5,085
Investment advisory commission and fee income	876	766	760	536	581	2,402	1,838
Insurance commissions and fee income	1,470	1,964	2,133	1,128	1,266	5,567	4,595
Bank owned life insurance income	405	408	157	25	241	970	2,766
Other-than-temporary impairment on securities	(47)	(223)	(1,177)	(323)	(693)	(1,447)	(928)
Net gain (loss) on sales of securities	112	(22)	37	201	1	127	79
Gain on sales of loans held for sale	401	669	261	21	26	1,331	61
Other income	811	1,247	965	846	845	3,023	2,958

Total noninterest income	7,098	7,826	6,174	5,328	5,564	21,098	21,287
Noninterest expense
Salaries and benefits	8,818	9,417	9,432	8,291	7,935	27,667	24,122
Premises and equipment	2,216	2,125	2,233	2,225	2,110	6,574	6,252
Deposit insurance premiums	526	1,477	583	477	183	2,586	291
Other expense	4,003	3,771	3,255	3,874	3,437	11,029	11,693

Total noninterest expense	15,563	16,790	15,503	14,867	13,665	47,856	42,358

Income before taxes	2,950	2,856	4,860	4,859	5,366	10,666	21,509
Applicable income taxes	197	187	1,024	1,054	1,176	1,408	4,724

Net income	$2,753	$2,669	$3,836	$3,805	$4,190	$9,258	$16,785

Per Common Share Data:
Book value per share	$16.30	$16.00	$15.87	$15.71	$15.83	$16.30	$15.83
Net income per share:
Basic	$0.19	$0.21	$0.30	$0.30	$0.33	$0.68	$1.31
Diluted	$0.19	$0.21	$0.30	$0.29	$0.33	$0.68	$1.30
Dividends per share	$0.20	$0.20	$0.20	$0.20	$0.20	$0.60	$0.60
Weighted average shares outstanding	13,635,961	13,023,148	12,977,369	12,921,814	12,874,648	14,873,152	12,856,462
Period end shares outstanding	16,442,021	13,023,704	12,996,291	12,938,514	12,905,326	16,442,021	12,905,326

Univest Corporation of Pennsylvania
Consolidated Selected Financial Data
9/30/09

	For the three months ended,					Year to date
	09/30/09	06/30/09	03/31/09	12/31/08	09/30/08	09/30/09	09/30/08
Profitability Ratios (annualized)
Return on average assets	0.52%	0.52%	0.76%	0.75%	0.82%	0.60%	1.11%
Return on average shareholders’ equity	4.55%	5.14%	7.61%	7.37%	8.13%	5.68%	11.01%
Net interest margin (FTE)	3.82%	3.87%	3.76%	3.83%	3.77%	3.82%	3.73%
Efficiency ratio (1)	60.58%	63.96%	65.70%	64.32%	59.17%	63.35%	57.06%

Capitalization Ratios
Dividends paid to net income	119.47%	97.60%	67.75%	67.94%	61.50%	91.74%	45.96%
Shareholders’ equity to assets (Period End)	12.66%	9.98%	9.98%	9.75%	9.98%	12.66%	9.98%
Tangible common equity to tangible assets	10.28%	7.49%	7.47%	7.25%	7.87%	10.28%	7.87%

Regulatory Capital Ratios (Period End)
Tier 1 leverage ratio	11.51%	8.86%	8.89%	8.94%	9.29%	11.51%	9.29%
Tier 1 risk-based capital ratio	14.12%	10.65%	10.72%	10.65%	11.22%	14.12%	11.22%
Risk-based capital ratio	15.47%	11.89%	11.74%	11.60%	12.30%	15.47%	12.30%

(1)	Total operating expenses to net interest income before loan loss provision plus non-interest income adjusted for tax equivalent income.